CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our audit report dated March 29, 2007, in this Form SB-2-A1 of Wizzard Software Corporation and Subsidiaries for the years ended December 31, 2006 and 2005, which is part of this Form SB2-A1 and all references to our firm included in this Form SB-2-A1.

/s/ Gregory & Associates, LLC

Gregory and Associates, LLC

Salt Lake City, Utah

August 28, 2007